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Cimarex Energy Co. 1700 Lincoln Street, Suite 1800 Denver, CO 80203 Phone: (303) 295-3995

Cimarex Energy Provides Update on Impact from Recent Hurricanes

DENVER, September 22, 2008 - Cimarex Energy Co. (NYSE: XEC) today provided an operations update on the impact from hurricanes Gustav and Ike.

Cimarex’s daily production prior to the storms had been averaging at the upper end of its previous third-quarter guidance of 485 - 495 million cubic feet equivalent per day (MMcfe/d). The storm impact is expected to reduce third-quarter average production by approximately 18 MMcfe/d. Third-quarter volumes are now expected to average between 475 - 480 MMcfe/d.

Prior to the storms Cimarex’s Gulf of Mexico production was approximately 17 MMcfe/d. This production is primarily non-operated. The operators of the blocks shut-in the producing wells prior to the storms and the majority of this production has been offline since the end of August. Initial reports from outside operators indicate one lost platform. Cimarex’s net production from the lost platform was less than 1 MMcfe/d. Otherwise damage appears to be minimal and is in the process of being repaired.

The Company’s onshore Gulf Coast properties also had minor storm damage.  The storms have also impacted southern Oklahoma and certain Permian Basin liquid-rich gas production because of disruptions to third-party liquids handling.

Total onshore and offshore shut-in production peaked at 126 MMcfe/d on September 14, 2008. Current shut-in production is 70-75 MMcfe/d, with the onshore production expected to be back online before the end of September.

About Cimarex Energy
Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Permian Basin and Gulf Coast areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

FOR FURTHER INFORMATION CONTACT

Cimarex Energy Co.
Mark Burford, Director of Capital Markets
303-295-3995
www.cimarex.com